Exhibit 14.1

Corporate Governance Manual

Tab 11

CODE OF CONDUCT

Section One - CODE OF CONDUCT

A director and officer of the Corporation shall, in discharging the office of director and officer of the Corporation:

(a)       While pursuing duties as a director and/or officer, act at all times in the best interests of the Corporation acknowledging the interests of the Corporation are paramount to any personal interests;

(b)       Exercise diligence, care, prudence and common sense, and keep informed of the policy, business and affairs of the Corporation and the statutes and rules to which the Corporation is subject and by which it is governed;

(c)       Deal with fellow directors, officers, employees and third parties of the Corporation openly, honestly and in good faith and make available to and share with fellow directors and officers of the Corporation all information as may be relevant and properly disclosed to ensure the proper conduct and sound operation of the Corporation;

(d)       Treat in confidence all matters and information involving the Corporation, the Board, its committees, the employees and customers; not disclose the same where it is not in the public record or domain unless sanctioned by the Board to do so; and refrain from entering into any transaction in which the director makes use of confidential information in order, directly or indirectly, to obtain a benefit or advantage for the director or officer or anyone else, other than the Corporation or a subsidiary thereof;

(e)       As a general rule, refer questions from the media to the appropriate Corporation spokesperson;

(f)       Exercise diligence in ensuring that the actions and conduct of the business and affairs of the Corporation are carried out in accordance with policies adopted by the Board;

(g)       Disclose to the Board any financial or personal interest, direct or indirect, which the director or officer may have, which may conflict with the Corporation or which may otherwise have bearing upon any transaction or business in which the Corporation may have or contemplate having an involvement, whether such interest arises by reason of the personal affairs, employment, office or other association of the director or officer in such circumstances, refrain from participation in or voting upon such transaction or business;

(h)       Request such information through the Board from officers and employees of the Corporation as may be necessary to permit the full discharge of the duties of a director or officer to ensure that accurate records, minutes and memoranda are maintained with respect to the conduct and discharge of the business of the Board; and

(i)       Be mindful that the stewardship of the Corporation's affairs and business has been entrusted to the Board, to be undertaken and conducted so as to meet the needs of stakeholders collectively.

Section Two - DIRECTOR CONDUCT GUIDELINES

Introduction

The purpose of Director Conduct Guidelines is to provide a set of practical guidelines for director conduct.

Goals and Objectives

As a member of the Board, each director shall:

(a)       Fulfill the legal requirements and obligations of a director which includes an understanding of the statutory and fiduciary roles;

(b)       Represent the interests of all stakeholders in the governance of the Corporation, ensuring that the best interests of the Corporation are paramount; and

(c)       Participate in the review and approval of the Corporation's policies and strategies and in monitoring their implementation.

Duties and Responsibilities

Board Activity

As a member of the Board, each director shall:

(a)       Exercise good judgment and act with integrity;

(b)       Use his/her abilities, experience and influence constructively;

(c)       Be an available resource to management and the Board;

(d)       Respect confidentiality;

(e)       Advise the CEO when introducing significant and/or previously unknown information or material at a Board meeting;

(f)       Understand the difference between governing and managing and not encroach on management's area of responsibility;

(g)       Identify potential conflict areas, real or perceived, and ensure they are appropriately identified and reviewed;

(h)       When appropriate, communicate with the CEO between Board meetings; and

(i)       Evaluate the CEO, the COO, when applicable, and the CFO's performance.

Preparation and Attendance

To enhance the effectiveness of Board and Committee meetings, each director shall:

(a)       Prepare for Board and Committee meetings by reading reports and background materials prepared for each meeting;

(b)       Attend Board and Committee meetings; and

(c)       Have acquired adequate information necessary for decision making.

Communication

Communication is fundamental to Board effectiveness and therefore each director shall:

(a)       Participate fully and frankly in the deliberations of the Board;

(a)       Encourage free and open discussion of the affairs of the Corporation by the Board and its members;

(c)       Ask probing questions, in an appropriate manner and to the point; and

(d)       Focus inquiries on issues related to strategy, policy and results rather than issues relating to the day to day management of the Corporation.

Independence

Recognizing that the cohesiveness of the Board is an important element in its effectiveness, each director shall:

(a)       Be a positive force with a demonstrated interest in the long-term success of the Corporation; and

(b)       Speak and act independently.

Board Interaction

As a member of the Board, each director shall establish an effective, independent and respected presence and a collegial relationship with other Board members.

Committee Work

In order to assist Board committees in being effective and productive each director shall:

(a)       Participate on committees and become knowledgeable with the purpose and goals of the committee; and

(b)       Understand the process of committee work and the role of management and staff supporting the committee.

Business and Industry Knowledge

Recognizing that decisions can only be made by well informed Board members, each director shall:

(a)       Become generally knowledgeable of the Corporation's services and industry;

(b)       Maintain an understanding of the regulatory, legislative, business, social and political environments within which the Corporation operates;

(c)       Become acquainted with the officers of the Corporation; and

(d)       Be an effective representative of the Corporation.

Section Three - CONFLICTS OF INTEREST

Introduction

The purpose of this section is to help the Corporation and each of its direct and indirect subsidiaries, and each of the Corporation's officers and directors, to identify and properly address potential conflicts of interest involving the Corporation.

A conflict of interest arises when private interests interfere, or appear to interfere, in any way, with the interests of the Corporation as a whole. One is to ensure that one clearly identifies and avoids any situation of actual or apparent conflict of interest.

Some conflicts are clear-cut; others are less obvious. For that reason one must fully disclose to a member of the Company management all circumstances that could be construed or perceived as a conflict of interest. Full disclosure enables the Corporation to resolve unclear situations and create an opportunity to dispose of and ethically handle conflicts of interest before any difficulty can arise. To the extent a conflict of interest cannot be avoided in a reasonable fashion, then appropriate procedures must be put in place to minimize the involvement of any conflicted individuals in the relationship or interaction giving rise to the conflict. Failure to make required disclosures or resolve conflicts of interest satisfactorily can result in discipline up to and including termination of employment.

Scope

Although it is impossible to describe every situation that might give rise to a potential conflict of interest, this section addresses the following common situations that may give rise to a conflict of interest:

(a)       A director or officer has a personal financial interest, whether direct or indirect, in a transaction or arrangement entered into by the Corporation or in an entity doing business with the Corporation; and/or

(b)       A director or officer intends to exploit a corporate opportunity that rightfully belongs to the Corporation.

Policy

Each director and officer shall annually submit to an independent committee of the Board (the "Independent Committee"; which could be the Corporation's Corporate Governance Committee from time to time if so determined) a statement which confirms that such person has received a copy of this section, has read and understands this section, is in compliance with the section and has agreed to comply with this section.

Each such person shall also complete, and submit to the Independent Committee, at the same time, a declaration of potential conflicts of interest, of which such person may be aware, in a form provided to such person by the Corporation.

Definitions

  Interested Person: Any director or officer who has a financial interest (as defined below), or whose related party (as defined below) has a financial interest, or who, or whose related party, is presented a potential corporate opportunity (as defined below).

  Related Party:

(a)       A spouse (other than a spouse who is residing apart under a decree of separate maintenance), a child (including a legally adopted child), a grandchild, a sibling, a parent and a grandparent of the director or officer;

(b)       Any person with whom a director or officer is living or who is claimed as an exemption on the federal tax return of the director or officer for the then most recently completed calendar year;

(c)       Any entity (whether non-profit or for-profit): (i) which is directly or indirectly owned or controlled, individually or collectively, by the director or officer and/or by persons described in (a) and/or (b) above; or (ii) of which the director or officer or a person described in (a) and/or (b) above is an officer, director, advisory board member, trustee, partner or employee.

For this purpose, "owned" includes controlling or holding, directly or indirectly, 20 percent or more of the voting or economic interests in the entity if it is not a public company, or five percent or more of the voting or economic interests in the entity if it is a public company, in either case as a stockholder, partner or member; and "controlled" means having the right to appoint any of the director, trustee or other positions on the governing body of the entity; and

(d)       A partner, stockholder or professional or management-level employee of a law firm, accounting firm or other service partnership or corporation of which the director or officer or a person described in (a) or (b) above is a partner, stockholder or employee.

  Financial Interest: A director or officer has a financial interest if such person or, to the knowledge of such person, a related party of such person has, directly or indirectly, whether through any business, investment or family relationship, any of the following:

(a)       A significant investment (as defined below), existing or potential, in any entity; or

(b)       A compensation arrangement or right, existing or potential, with any entity or individual with which the Corporation has, or is negotiating, a material (as defined below) transaction or arrangement.

Compensation includes direct and indirect remuneration, as well as gifts or favors, that are substantial in nature (i.e. with a value of $10,000 or more). Favors include the right to purchase stock in other companies. No payment of compensation for services rendered, on a one-time basis, at a rate or a charge substantially similar to the rate or charge then generally quoted or offered by any director for substantially similar services, shall be deemed to constitute compensation for purposes of this sub-section, so long as it is not in excess of $60,000. In addition, no payment or reimbursement of expenses or costs incurred in providing any services, to the extent the amount of such payment or reimbursement is reasonable in the circumstances, shall be deemed to constitute compensation for purposes of this sub-section.

The existence of a financial interest is not, in all cases, a conflict of interest. Under (b) above, a person who has a financial interest will be deemed to have a conflict of interest only if the Board or appropriate committee determines that such financial interest creates a conflict of interest.

  Significant Investment: A significant investment in a company, whether private or public, for which the beneficial ownership, whether direct or indirect through any other person or entity, of the securities of such company represents five percent or more of the voting power of such company's outstanding securities (i.e. the aggregate votes to which its outstanding securities are entitled). For purposes of such ownership calculation, the investment of such director or officer, and any investment of which such director or officer is aware, of each of his or her related parties, shall be aggregated.

  Material: A transaction or arrangement with another organization, whether for-profit or non-profit, is material if it involves, or is reasonably likely to involve, aggregate payments to, or aggregate payments by the Corporation, in any fiscal year of the recipient or the paying party ending on or after December 31, 2001, exceeding the greater of (a) $200,000 and (b) an amount equal to five percent of the consolidated gross revenues of the recipient or the paying party, respectively, for that fiscal year.

  Corporate Opportunity: A corporate opportunity is a business opportunity that a director or officer or, to his or her knowledge, a related party of such person, intends to pursue, whether through investment or participation in the business, and that the Corporation might reasonably be interested in pursuing, which (a) has a direct or close relationship to a business or line of business in which the Corporation is engaged, or (b) with respect to which the Corporation has publicly announced it intends to engage, the director or senior officer is aware that the Corporation has determined it intends to engage or is in the process of considering whether it will engage. However, the possible exploitation by a director or officer, or any of their related parties, of a corporate opportunity is not, in all cases, a conflict of interest. A potential corporate opportunity will be deemed to lead to a conflict of interest only if the Board or appropriate committee decides that such corporate opportunity creates a conflict of interest.

  Officers: The President, CEO, COO, CFO, each Executive Vice President, each officer senior to any Senior Vice President and each Senior Vice President of the Corporation.

Procedures

Duty to Disclose

In connection with any actual or possible conflict of interest, including any corporate opportunity, an interested person must disclose to the appropriate committee or person, promptly after first becoming aware of such actual or potential conflict of interest, as applicable, the existence of:

(a)       His or her existing or potential financial interest and any related party's existing or potential financial interest and all material facts with respect to such financial interest; or

(b)       Any potential corporate opportunity in which he or she, or any related party, is or would be a participant (whether as an officer, director, employee, consultant, stockholder, lender, lessee or otherwise) or his or her, or any related party's, investment is or would be in excess of $50,000, and all material facts with respect to such investment, participation and corporate opportunity.

In the case of any such actual or possible conflict of interest where the interested person is an officer (other than the CEO) who is senior to any Senior Vice President of the Corporation, or any related party of such a officer, if such actual or possible conflict of interest:

(a)       Involves such a corporate opportunity, such disclosure shall be made to the Executive Management Committee (as herein defined), which shall have authority to determine whether the Corporation should pursue such potential corporate opportunity; or

(b)       Involves only a financial interest, such disclosure shall be made to the Independent Committee, which shall have the authority to determine whether such financial interest creates a conflict of interest.

The "Executive Management Committee" (comprised of the at least two of the Company's senior management personnel; inclusive the CEO, COO and CFO) shall report, in writing, to the Independent Committee each determination it makes with respect to a potential corporate opportunity. The Executive Management Committee may, from time-to-time, delegate its responsibilities under this section to a sub-committee, to be composed of three members, at least two of which are members of the Executive Management Committee and the other of which is an officer.

In the case of any such actual or possible conflict of interest where the interested person is a Senior Vice President or any related party of a Senior Vice President, such disclosure shall be made to the Executive Vice President to whom such Senior Vice President reports, who, in consultation with the Chief Compliance Officer, shall have the authority to determine whether:

(a)       Any corporate opportunity should remain available for the Corporation to pursue; and

(b)       Any financial interest creates a conflict of interest.

In the case of any actual or possible conflict of interest or corporate opportunity where the interested person is the CEO or a director, such disclosure shall be made to the Independent Committee, which shall have the authority to determine whether:

(a)       Any corporate opportunity should remain available for the Corporation to pursue, and

(b)       Any financial interest creates a conflict of interest.

Any officer or the CEO may, at his or her sole discretion, refer the consideration of any such conflict of interest to the Independent Committee. The Independent Committee may, at its sole discretion, refer the consideration of any such conflict of interest to the Board.

Determining Whether a Conflict of Interest Exists

After disclosure of a financial interest or potential corporate opportunity and all material facts related thereto, and after any discussion with any person or persons, including with the interested person, in which he, she or it may choose to engage, the Executive Management Committee, Independent Committee, responsible Executive Vice President or Board, as the case may be, shall decide if a conflict of interest exists with respect thereto. Any such decision being made by other than the responsible Executive Vice President shall be made by a majority vote of the disinterested members of the Board or committee, as the case may be.

If acceptable to the responsible Executive Vice President, the Board or committee, as applicable, an interested person may make a presentation, with respect to the potential conflict of interest, to such Executive Vice President or at the Board or committee meeting, as the case may be.

In the case of a potential corporate opportunity, the responsible Executive Vice President or the chairperson of the Board or committee, as applicable, may, if appropriate, appoint a disinterested person or committee to investigate whether the transaction or arrangement should remain available for the Corporation to pursue on its own behalf and any such person or committee shall report the results of its investigation to the responsible Executive Vice President or the Board or such committee, as the case may be.

The Executive Management Committee, Independent Committee or the Board, by a majority vote of its disinterested members, or the responsible Executive Vice President (in consultation with the Chief Compliance Officer), as the case may be, shall determine in the case of:

(a)       A potential conflict of interest arising from a financial interest, whether the Corporation can obtain, with reasonable efforts, a more advantageous transaction or arrangement (taken as a whole), than the transaction or arrangement at issue with the company in which the financial interest is held, that would not give rise to a conflict of interest, or

(b)       A potential corporate opportunity, whether the transaction or arrangement should remain available for the Corporation to pursue on its own behalf.

If a more advantageous transaction or arrangement may not be obtained, with reasonable efforts, under circumstances that would not give rise to a conflict of interest, the Executive Management Committee, the Independent Committee or the Board, by a majority vote of its disinterested members, or the responsible Executive Vice President, as the case may be, shall determine whether the transaction or arrangement is in the Corporation's best interest and for its own benefit and whether the transaction is fair and reasonable to the Corporation, and the interested person shall make his, her or its decision as to whether to enter into the transaction or arrangement in conformity with such determination.

The Independent Committee, with the assistance of management of the Corporation, shall put in place such procedures as will enable the Corporation to determine whether a person who becomes subject to this section, as a result of promotion or being hired by the Corporation or being nominated for election as a director of the Corporation, may be in violation of this policy as a result of becoming subject to this policy. Such procedures shall include obtaining from such person, in connection with the hiring, promotion process or nomination process, a statement and disclosure.

Investments by Officers

Officers may invest in third-party entities as part of their personal investment strategy. However, investments in:

(a)       Entities that, as a material part of their business, compete with any material part of the Corporation's business; or

(b)       The Corporation's own portfolio companies, may create a conflict of interest or the appearance of a conflict.

To avoid any such conflicts of interest, officers (either individually or with any related party or parties) shall not, without the approval of the CEO (and the disclosure of the potential investment to the Independent Committee), and the CEO shall not, without the approval of the Independent Committee, directly or indirectly:

(a)       Invest in the securities of any company in which the Corporation itself has made an investment;

(b)       Make any investment in excess of $50,000 in a potential corporate opportunity; or

(c)       Make any investment (determined at the time it is made), whether direct or indirect through any other person or entity, in any competitor of the Corporation described in the previous paragraph, in excess of $50,000.

The Independent Committee shall review all such investments by the CEO and each officer. Each officer shall annually disclose in writing, during the second month of the Corporation's fiscal year, such investments to the Independent Committee and the CEO, and the CEO shall annually disclose, during the same month, such investments to the Independent Committee.

Granting Employees Interests in the Corporation

From time-to-time, the Corporation may grant employees:

(a)       Equity positions, including options, warrants, restricted shares and the like, in companies in which the Corporation has invested; or

(b)       A carried interest in the Corporation's venture fund portfolio or portfolios.

All such grants must be approved by the CEO. Each such grant to the CEO must be reviewed and approved by the Independent Committee before such grant is made.

Further, the Board, through its Compensation Committee, sets and reviews the compensation of the CEO and reviews and approves the compensation of certain of its other highly compensated officers. Since any grant of the type described above is considered compensation, each such grant must be reviewed and approved by the Compensation Committee before such grant is made.

Service on Boards of Directors

No officer may serve on the board of directors or advisory board, or their equivalent, of any company, other than any non-profit entity, without the approval of the CEO and the Executive Management Committee. The CEO may not serve on such a board, and no officer may serve on the board of any public company, without the approval of the Independent Committee.

No officer may serve on the board of directors or advisory board, or their equivalent, of any non-profit entity without first giving the CEO and the Executive Management Committee written notice of his or her intention to do so. The CEO may not serve on such a board without first giving the Independent Committee written notice of his or her intention to do so. The CEO and the Executive Management Committee or the Independent Committee, as the case may be, shall determine whether such service has caused, or is likely to cause, any potential conflict of interest so that appropriate and timely action, as necessary, can be taken.

In addition, each member of the Board shall annually disclose in writing to the Independent Committee all of his or her board of directors, advisory board or equivalent positions in other companies (private and public, including non-profit entities). Each Board member shall also disclose in writing to the Independent Committee any such proposed position with a public company before it becomes effective. Each Board member shall also disclose in writing to the Independent Committee any position with a non-public entity promptly following his or her appointment to such entity. The Independent Committee shall inform the Board of any potential conflicts of interest with respect to any such position so that appropriate and timely action, as necessary, can be taken.

Employment or Engagement in any Other Business

Any employment agreement with the Corporation may appropriately prohibit an employee's employment or engagement in any capacity in any other business without the prior permission of the Corporation. This provision broadly addresses potential conflicts of interest. Specific examples include, but are not limited to:

(a)       Acting as an employee, director or officer of or a consultant to, a competitor or potential competitor of the Corporation, regardless of the nature of the employment or consulting relationship;

(b)       Holding a substantial interest in a business which is a customer, competitor or supplier of the Corporation or which otherwise does business with the Corporation;

(c)       The purchase of merchandise or services for the Corporation from, or placement of other business with, a corporation directly or beneficially owned or controlled by an employee, director or officer of the Corporation, his or her spouse, relative, in-law or co-habitant; and

(d)       Serving as a proprietor, general partner, officer or director of any business (except charitable organizations or family businesses that in no way compete with the Corporation or do business with the Corporation) without first obtaining written consent of the CEO of the Corporation. (Non-employee directors of the Corporation are excluded from this prohibition.).

Violations of the Conflicts of Interest Policy

If any officer or director has reasonable cause to believe it is likely that any other director or officer has failed to disclose any actual or possible conflict of interest required to be disclosed under this policy, he or she shall inform the Independent Committee or the Board of the basis for such belief. The Board or the Independent Committee shall afford any director or officer who is alleged to have failed to disclose timely any actual or possible conflict of interest required to be disclosed under this policy (whether his or hers, that of any of his or her related parties, or that of another officer or director or any of their related parties), of which he or she was aware, an opportunity to explain such alleged failure. If, after hearing the response of such person and making such further investigation as may be warranted in the circumstances, the Board or Independent Committee determines that the person has in fact failed to disclose timely such an actual or possible conflict of interest, it shall take appropriate disciplinary action, up to and including termination of the person's employment, and corrective action.

Any other violation of this policy by any person subject to this policy, including engaging in any transaction or arrangement or corporate opportunity without requisite approval under this policy, will subject such person to appropriate disciplinary action, up to and including termination of his or her employment.

Compensation Committee

A voting member of any committee whose jurisdiction includes compensation matters and who receives compensation, directly or indirectly, from the Corporation for services (other than directors fees payable to each director) is precluded from voting on matters pertaining to that member's compensation; provided, however, that the Compensation Committee shall have the authority to determine the annual compensation, including any option grants, of each member of the Board for services performed as a member of the Board or a member or chairman of one of the Board committees.

Accepting or Giving Gifts

You must avoid activities or relationships that conflict with the Corporation's interests or adversely affect the Corporation's reputations. The types of activities and relationships you must avoid include, but are not limited to:

(a)       Accepting or soliciting a gift, favor, or service that is intended to, or might appear to, influence the employee's decision-making or professional conduct; or

(b)       Giving or offering to give any gift, gratuity, favor, entertainment, reward, "bribe" or "kickback" or any other thing of value that might influence or appear to influence the judgment or conduct of the recipient in the performance of his or her job. This includes transactions with government personnel, customers and suppliers.

You may give or receive unsolicited gifts or entertainment only in cases where the gifts or entertainment are of nominal value, are customary to the industry, will not violate any laws and will not influence or appear to influence the recipient's judgment or conduct at his or her employer's business.

Section Four - WHISTLEBLOWER POLICY

The Corporation's whistleblower policy and procedures have been updated and are consistent with the Sarbanes-Oxley Act of 2002 - Section 404- concerning procedures for making complaints about accounting and auditing directly to the Audit Committee. The procedures facilitate access for employees and related parties to reach the Audit Committee.

Introduction

This section establishes the standards and procedures to ensure that accounting and audit related complaints handling complies with management and the Audit Committee's objectives.

Scope

The section applies to all domestic and international offices and subsidiaries of the Corporation.

Procedure

Responsibilities of Audit Committee With Respect to Specified Complaints

(a)       The Audit Committee shall receive, retain, investigate and act on complaints and concerns of employees regarding questionable accounting, internal accounting controls and auditing matters, including those regarding the circumvention or attempted circumvention of internal accounting controls or that would otherwise constitute a violation of the Company's accounting policies (an "Accounting Allegation").

(b)       At the discretion of the Audit Committee, responsibilities of the Audit Committee created by these procedures may be delegated to any member of the Audit Committee or to a subcommittee of the Audit Committee.

Procedures for Receiving Accounting Allegations

Any Accounting Allegation that is made directly to management, whether openly, confidentially or anonymously, shall be promptly reported to the Audit Committee.

Each Accounting Allegation forwarded to the Audit Committee by management and each Accounting Allegation that is made directly to the Audit Committee, whether openly, confidentially or anonymously, shall be reviewed by the Audit Committee, who may, in their discretion, consult with any member of management or employee whom they believe would have appropriate expertise or information to assist the Audit Committee. The Audit Committee shall determine whether the Audit Committee or management should investigate the Accounting Allegation, taking into account the considerations set forth below.

(a)       If the Audit Committee determines that management should investigate the Accounting Allegation, the Audit Committee will notify the Corporation's General Counsel in writing of that conclusion. Management shall thereafter promptly investigate the Accounting Allegation and shall report the results of its investigation, in writing, to the Audit Committee. Management shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

(b)       If the Audit Committee determines that it should investigate the Accounting Allegation, the Audit Committee shall promptly determine what professional assistance, if any, it needs in order to conduct the investigation. The Audit Committee shall be free in its discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results.

(c)       Considerations Relative to Whether the Audit Committee or Management Should Investigate an Accounting Allegation: In determining whether management or the Audit Committee should investigate an Accounting Allegation, the Audit Committee shall consider, among any other factors that are appropriate under the circumstances, the following:

(i)       Who is the alleged wrongdoer? If an officer or other high management official is alleged to have engaged in wrongdoing, that factor alone may militate in favor of the Audit Committee conducting the investigation.

(ii)      How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate that the Audit Committee should undertake the investigation. If the alleged wrongdoing would constitute a crime involving the integrity of the financial statements of the Company, that factor alone may militate in favor of the Audit Committee conducting the investigation.

(iii)     How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate that the Audit Committee should undertake the investigation. In assessing credibility, the Audit Committee should consider all facts surrounding the allegation, including but not limited to whether similar allegations have been made in the press or by analysts.

Records

The Audit Committee shall retain for a period of seven years all records relating to any Accounting Allegation and to the investigation of any such Accounting Allegation.

Procedures for Making Complaints and Effect

In addition to any other avenue available to an employee, any employee may report to the Audit Committee openly, confidentially or anonymously any Accounting Allegation. Accounting Allegations can be made orally or anonymously in writing to the Corporation or to any director or officer of the Board.

Consistent with the policies of the Company, the Audit Committee shall not retaliate, and shall not tolerate any retaliation by management or any other person or group, directly or indirectly, against anyone who, in good faith, makes an Accounting Allegation or provides assistance to the Audit Committee, management or any other person or group, including any governmental, regulatory or law enforcement body, investigating an Accounting Allegation. The Audit Committee shall not reveal the identity of any person who makes a good faith Accounting Allegation and who asks that his or her identity as the person who made such Accounting Allegation remain confidential and shall not make any effort, or tolerate any effort made by any other person or group, to ascertain the identity of any person who makes a good faith Accounting Allegation anonymously.

Any employee, officer, stockholder or third party who has a concern about the Corporation's business conduct or any possible violations of law, or of this Code of Conduct, or about its accounting, internal accounting controls or financial or auditing matters may communicate that concern directly to the Chairman of the Board of the Corporation or Chairman of the Audit Committee of the Board.

Such communication may be confidential. You may also contact these persons to report any issues, complaints or concerns about potential breaches in ethics, compliance requirements or Corporation policy.

Contact information:

◆ Chairman of the Board ◆ (Address) Tel: ◆ E-mail: ◆	◆ Board member and Chair of the Audit Committee ◆ (Address) Tel: ◆ Email: ◆

All such concerns will be forwarded to one or more appropriate individuals, inside or outside of the Corporation, for their review. The status of all outstanding concerns addressed to the Chairman of the Board or the Chairman of the Audit Committee will be reported to the Audit Committee periodically. The non-employee directors of the Audit Committee may direct specialized support, including the retention of outside advisors or counsel with payment by the Corporation, for any concern addressed to them.

Section Five - OTHER MATTERS FOR CONSIDERATION BY ALL

General

While there cannot be a specific rule for every situation that a person encounters, this Code of Conduct provides certain principles for the business conduct of the Corporation's directors, officers and employees. In addition to this Code of Conduct, directors, officers and employees are expected to be familiar with and comply with the Corporation's other policies and procedures, as well as adhere to the highest ethical standards in all business dealings.

A violation of the law or this Code of Conduct is a serious matter. A director, officer or employee that violates a law, government regulation or this Code of Conduct will face appropriate disciplinary action, which may include demotion or immediate termination of employment for cause.

The provisions of this Code of Conduct may be amended or waived only by the Corporation's Board.

Criteria for Ethical Decision Making

Before embarking on any course of action, you need to ask yourself these questions:

(a)       Is the life, health or safety of anyone or the environment endangered by the action?;

(b)       Is it legal?;

(c)       Does it feel fair and honest?;

(d)       Does it compromise trust or integrity?; and

(e)       Could I justify it to the public?.

You are required to promptly discuss any questions or concerns you may have about this Code of Conduct or the correctness of any past, present or anticipated conduct with a member of the executive team or a Human Resources Manager.

Ethical Business Practices

Each employee is to be accountable to adhere to and advocate high standards of honest and ethical conduct as outlined in this Code of Conduct.

Fair Dealings

Deal fairly and honestly with the Corporation's collaborators, suppliers, competitors, other employees and anyone else with whom you have contact in the course of performing your job is critical. You should not take unfair advantage of anyone through manipulation, concealment, misappropriate or abuse of confidential information, falsification, misrepresentation of material facts or any other unfair dealing practice.

The Corporation requires that all contracts, agreements and other documents correctly set forth the terms of the underlying business arrangement and that any such documents are reviewed and approved through established Corporation policy and procedures.

Corporate Opportunities and the Duty of Loyalty

You have a duty of loyalty to the Corporation, which includes a duty to advance the Corporation's legitimate interests when the opportunity to do so arises. Accordingly, you may not use your position or the Corporation's name, property, information or good will for personal gain or for the gain of others. You are further prohibited from taking advantage of a personal opportunity that is discovered through the use of corporate property, information or your position with the Corporation.

Fraud, Theft or Dishonesty

You will not commit any acts of fraud, theft, dishonesty, embezzlement, misappropriation or falsification in connection with the performance of your duties for the Corporation. The Corporation reports any suspicion of fraud or theft to the applicable law enforcement agency.

Compliance with Laws, Regulations and Rules

You will at all times obey and comply with all federal, provincial, state and local laws, regulations and ordinances of the countries in which we operate, including but not limited to:

(a)       Health and safety laws concerning the workplace;

(b)       Civil rights laws concerning harassment and job discrimination;

(c)       Employment laws concerning payment of minimum wage, overtime requirements, child labor and general working conditions;

(d)       Immigration related laws concerning the hiring of legally documented workers;

(e)       Laws concerning racketeering and corrupt practices;

(f)       Laws concerning the proper maintenance of books, records and internal controls;

(g)       Laws, regulations, and accepted industry practices concerning oil and gas exploration, development and commercialization;

(h)       Laws prohibiting illegal payments, gifts, bribes or kickbacks to governmental officials, political parties or others;

(i)       Privacy laws;

(j)       Environmental laws;

(k)       Laws prohibiting misappropriation, unauthorized use, reproduction or distribution of any third party's trade secrets, copyrighted information or confidential proprietary information;

(l)       Antitrust and other laws prohibiting unfair competition or restraint of trade; and

(m)       Any other applicable law or regulation ordinance.

You will not commit or condone an unethical or illegal act nor instruct another employee, consultant, contractor, supplier or representative of the Corporation to do so. You will not authorize or permit any consultant, contractor, distributor or representative of the Corporation to have authority to enter into, incur, make, change, enlarge or modify any contract, liability or agreement, obligation, representations, guarantee, warranty or commitment on behalf of the Corporation or its affiliated companies unless expressly approved by duly authorized representatives of the Corporation in the performance of the services contemplated under their respective agreement.

You are expected to be sufficiently familiar with any laws that apply to our work, to recognize potential breaches and to know when to seek legal advice. If in doubt, you should discuss the matter with a member of the executive team.

Insider Trading and Tipping

Securities laws prohibit the buying and selling of any securities, including Corporation securities, as well as securities of partners, contractors, suppliers and all other corporations, by anyone who possesses material, non-public information relating to the issuer of the securities. Material non-public information is information which, if disclosed, would reasonably be expected to have a significant impact on the market value of such securities or which would be likely to influence an investor's decision to purchase or sell a security.

From time to time the Corporation implements stock trading blackout periods during which time directors, officers and employees are restricted from buying or selling shares. Background information on blackouts will be made available to employees on the Corporation's Intranet site.

Also prohibited is "tipping" - the disclosure of material, non-public information to anyone other than in the necessary course of business. Tipping is a violation of the law and may result in civil or criminal liability of the person who passes material non-public information to another person who buys or sells securities while in possession of the information.

The Corporation does not condone, nor assist others in conducting activities which contravene the securities laws.

Accounting and Recordkeeping

Many people associated with the Corporation, not just accountants and controllers, participate in the financial control and reporting processes of the Corporation. If you have ANY responsibility for any aspect of the Corporation's financial activities (including, but not limited to, processing of cash receipts or processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; approval of expense reports and any and all other transactions; or the estimation of reserves or other claims or the amount of any accrual of deferral; or the recording of any of the foregoing in the Corporation's ledgers) and/or the preparation of the Corporation's financial statements or other reports, you must ensure your involvement complies with complete and accurate procedures as per established Corporation practice.

You shall not subvert the Corporation's established systems of internal management and accounting controls, maintain funds or assets for any illegal or improper purposes or make false or misleading statements in any Corporation documents, reports or records. No undisclosed or unrecorded accounts may be established using the Corporation's funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Corporation's assets, liabilities, revenue and expenses, and must be in accordance with generally accepted accounting principles.

Transactions must be supported by accurate and reasonably detailed documentation and recorded in the proper account. Best efforts are to be made to record transactions in the proper accounting time period. To the extent that estimates are necessary, they must be based on your good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

If you receive inquiries from the Corporation's independent accountants, you must respond promptly, fully and accurately.

Use of Corporate Property

You are entrusted with the care, management and cost-effective use of the Corporation's property and you will not to make use of these resources for your own personal benefit or purposes or for the personal benefit of anyone else.

You will ensure that all Corporation property assigned to you is maintained in good condition and you should be able to account for such equipment. Any dispositions of Corporation property should be for the benefit of the Corporation and not for personal benefit.

Access to the Corporation's computer systems is restricted where computer systems are defined as any combination of hardware, programs, applications, peripheral devices, personnel and/or associated documentation.

Passwords are to be kept confidential and use of the computer systems is limited to authorized business purposes with the exception of nominal personal use of email and voicemail which does not interfere or conflict with business use.

Proprietary and Confidential Information, Intellectual Property and Inventions

We want our employees to be well informed about our business, our plans for the future, and the successes and challenges we have along the way. In return for this openness, the Corporation places trust in its employees to maintain, absent a court order or other legal requirement, the confidentiality of our proprietary information and those aspects of our business that we have not yet shared with shareholders and the general public.

You are to take all reasonable measures to protect the confidentiality of non-public information about the Corporation obtained or created in connection with your activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation of legal or regulatory process. You must use proprietary information only for the Corporation's legitimate business purposes, and not for your personal benefit or the personal benefit of anyone else.

To provide the Corporation with reasonable protection against disclosure of trade secrets and confidential information, all employees may bee required to sign an employment agreement prior to their start with the Corporation that includes clauses addressing confidential information, invention assignment and a prior invention declaration. These clauses state in part that the Corporation retains exclusive ownership of all inventions and discoveries arising out of employment and any information pertaining to the business or research activities of the Corporation.

Proprietary and confidential information is any information about the Corporation that has not been disclosed to the public and includes, without limitation:

(a)       The Corporation's ideas, discoveries, inventions, formulae, algorithms, techniques, processes, know how, trade secrets, research, laboratory notes, data, analysis, assays, designs, methods, flow charts, drawings, specifications, plans, prototypes, apparatus, devices, specimens, manufacturing and production processes;

(b)       Regulatory filings and correspondences;

(c)       Software;

(d)       Information concerning actual or projected sales, earnings or operating results or business transactions;

(e)       Customer and supplier lists, relationship with consultants, contracts, business plans and marketing strategies; and

(f)       Personnel information.

It is each employee's responsibility to know what is confidential or proprietary and ensure that they use it only in the performance of duties with the Corporation. If unsure, consider the information to be confidential until you obtain clarification.

Reporting and Compliance Procedures

Every employee, officer and director has the responsibility to ask questions, seek guidance, report suspected violation and express concern regarding compliance with this Code of Conduct, including but not limited to questionable accounting, internal accounting control or auditing matters.

Any employee, officer or director who knows or believes that any other employee or representative of the Corporation has engaged or is engaging in Corporation-related conduct that violates applicable law or this Code of Conduct has the responsibility to report such information.

You should first talk to any member of the executive team or a Human Resources manager.

If you are not comfortable reporting to the above, it is not feasible, or such reporting has resulted in unsatisfactory results, you are to report such suspected violations to an independent member of the Board's Audit Committee as set out below.

Failure to comply with the standards outlined in this Code of Conduct will result in disciplinary action including, but not limited to, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations of this Code of Conduct may require the Corporation to refer the matter to the appropriate governmental or regulatory authorities for investigation or persecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code of Conduct, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

Waivers and Amendments

While some of the policies contained in this Code of Conduct must be strictly adhered to and no exception can be allowed, in other cases exception may be possible. Any executive officer or director who seeks an exception to any of these policies should contact the Chairman of the Board of Directors. Any waiver of this Code of Conduct for executive officers and directors or any change to this Code of Conduct that applies to executive officers or directors may be made only by the Board and will be disclosed as required by law or stock market regulations.

Any other employee or officer who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Chief Executive Officer must be obtained. The Chief Executive Office shall be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Administration and Distribution

The Corporation's Board and Audit Committee have established the standards of business conduct contained in this Code of Conduct and oversees compliance with this Code of Conduct.

This Code of Conduct shall be distributed to each new employee, officer and director of the Corporation upon commencement of his or her employment or other relationship with the Corporation. It will also be made available via the Corporation's Intranet site.

Strict adherence to this Code of Conduct is vital. Managers are responsible for ensuring that employees are aware of and understand the provisions of the Code of Conduct. For clarification or guidance on any point in the Code of Conduct, please consult a member of the executive team or a Human Resources Manager.

CODE OF CONDUCT AGREEMENT

I ACKNOWLEDGE that I have read and considered the Code of Conduct of Mercer Gold Corporation Resources, Inc. and agree to conduct myself in accordance with the Code of Conduct.

I FURTHER ACKNOWLEDGE that should I become privy to insider information of a sensitive nature while in my capacity as a director, officer and/or employee of Mercer Gold Corporation, I am strictly prohibited from revealing any such information to any person or organization other than Mercer Gold Corporation at any future time.

________________________________ Signature
________________________________ Name	________________________________ Date

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